Exhibit 99.1

Longs Reports Preliminary February Retail Drug Store Sales

From Continuing Operations

WALNUT CREEK, CA (March 1, 2007) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total retail drug store sales from continuing operations of $367.5 million for the four-week period ended February 22, 2007, a 4.6% increase from $351.3 million in the comparable period a year ago. Pharmacy sales were 51.1% of sales compared with 50.2% a year ago. Same-store sales increased 2.7% compared with last year. Pharmacy same-store sales increased 3.9% and front-end same-store sales increased 1.6%.

As announced on February 28, 2007, the results of operations associated with the 23 stores for which the Company has announced plans to close in Colorado, Oregon and Washington are classified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with FAS 144, the sales from stores classified as discontinued operations are not included in the preliminary sales from continuing operations we are reporting today.

Preliminary February total retail drug store sales from continuing operations include 486 stores, including the eight California stores for which the Company has announced plans to close. However, preliminary February same-store sales exclude these eight California stores.

About the Company

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.